                                                                    EXHIBIT G(2)

                        PART I -- FINANCIAL INFORMATION

                 GUARANTY NATIONAL CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                       JUNE 30,       DECEMBER 31,
                                                                         1997             1996
                                                                      -----------     ------------
                                                                      (UNAUDITED)
ASSETS
Investments:
  Fixed maturities held to maturity, at cost........................   $  74,378        $ 80,271
  Fixed maturities available for sale, at market....................     402,481         390,290
                                                                        --------        --------
                                                                         476,859         470,561
Common stocks, at market............................................      70,169          59,415
Non-redeemable preferred stocks, at market..........................      33,692          28,687
Other long-term investments.........................................      16,379          13,585
Short-term investments..............................................      98,430          94,993
                                                                        --------        --------
          Total investments.........................................     695,529         667,241
Cash................................................................       8,104           3,988
Accrued investment income...........................................       7,824           7,971
Accounts receivable, (less allowance of $171 -- 1997 and 1996)......      60,174          45,557
Reinsurance recoverables and prepaids, (less allowance of
  $200 -- 1997 and 1996)............................................      87,850          90,781
Property and equipment, (less accumulated depreciation of
  $15,188 -- 1997; $13,508 -- 1996).................................      28,988          29,833
Deferred policy acquisition costs...................................      46,751          44,456
Goodwill, (less accumulated amortization of $6,982 -- 1997;
  $6,423 -- 1996)...................................................      34,080          34,639
Other assets........................................................       1,774           4,626
                                                                        --------        --------
          Total assets..............................................   $ 971,074        $929,092
                                                                        ========        ========
LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
  Unpaid losses.....................................................   $ 299,219        $303,266
  Unpaid loss adjustment expenses...................................      72,143          65,142
  Unearned premiums.................................................     167,152         154,242
  Notes payable.....................................................     101,313         101,688
  Reinsurance payables and deposits.................................      10,673           7,268
  Deferred income taxes.............................................       4,660             803
  Other liabilities.................................................      56,152          58,644
                                                                        --------        --------
          Total liabilities.........................................     711,312         691,053
                                                                        --------        --------
Commitments and contingencies
Shareholders' equity:
  Preferred stock, $.10 par value; authorized, 6,000,000 shares;
     none issued and outstanding
  Common stock, $1 par value; authorized, 30,000,000 shares; issued
     15,038,433 shares -- 1997 and 14,975,497 shares -- 1996........      15,038          14,975
Capital in excess of par............................................     122,354         121,272
Retained earnings...................................................     100,395          84,685
Net unrealized investment gains.....................................      21,975          17,107
                                                                        --------        --------
     Total shareholders' equity.....................................     259,762         238,039
                                                                        --------        --------
          Total liabilities and shareholders' equity................   $ 971,074        $929,092
                                                                        ========        ========

                 See notes to consolidated financial statements

                 GUARANTY NATIONAL CORPORATION AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF EARNINGS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                   SIX MONTHS ENDED            THREE MONTHS ENDED
                                                       JUNE 30,                     JUNE 30,
                                               ------------------------     ------------------------
                                                  1997           1996          1997           1996
                                               -----------     --------     -----------     --------
                                               (UNAUDITED)                  (UNAUDITED)
Revenue:
  Premiums earned............................   $ 263,272      $234,419      $ 134,597      $118,949
  Net investment income......................      21,608        18,519         10,863         9,266
  Realized investment gains..................       4,955         3,589          3,543         1,608
                                                 --------      --------       --------      --------
                                                  289,835       256,527        149,003       129,823
Expenses:
  Losses and loss adjustment expenses
     incurred................................     183,126       168,507         94,264        83,662
  Policy acquisition costs...................      69,336        60,560         33,366        31,478
  General and administrative.................       6,527         6,925          3,947         3,397
  Interest...................................       3,307         3,403          1,654         1,683
  Other......................................         689           783            342           495
  Nonrecurring tender offer charge...........                     2,163                        2,163
                                                 --------      --------       --------      --------
                                                  262,985       242,341        133,573       122,878
                                                 --------      --------       --------      --------
Earnings before income taxes.................      26,850        14,186         15,430         6,945
Income taxes.................................       7,390         3,174          4,388         1,720
                                                 --------      --------       --------      --------
                                                $  19,460      $ 11,012      $  11,042      $  5,225
                                                 ========      ========       ========      ========
Earnings per common share....................   $    1.29      $   0.74      $    0.73      $   0.35
                                                 ========      ========       ========      ========
Dividends per common share...................   $    0.25      $   0.25      $   0.125      $  0.125
                                                 ========      ========       ========      ========

                See notes to consolidated financial statements.

                 GUARANTY NATIONAL CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                          SIX MONTHS ENDED
                                                                              JUNE 30,
                                                                       -----------------------
                                                                         1997          1996
                                                                       ---------     ---------
                                                                             (UNAUDITED)
Operating Activities:
  Premiums collected.................................................  $ 263,750     $ 243,895
  Net investment income collected....................................     19,060        17,381
  Losses and loss adjustment expenses paid...........................   (178,933)     (166,909)
  Policy acquisition costs and general and administrative expenses
     paid............................................................    (77,663)      (72,644)
  Interest paid......................................................     (3,281)       (3,372)
  Federal income taxes paid..........................................     (5,047)           (6)
  Nonrecurring tender offer charge...................................       (102)
  Other receipts (payments)..........................................        948           (57)
                                                                       ---------     ---------
          Net cash provided by operating activities..................     18,834        18,186
                                                                       ---------     ---------
Investing Activities:
  Maturities of fixed maturities held to maturity....................      4,131         2,000
  Maturities of fixed maturities available for sale..................     30,672        32,309
  Sales of fixed maturities available for sale.......................     35,955        31,389
  Sales of equity securities.........................................     21,308        17,811
  Sales of property and equipment....................................        241           264
  Redemption of mortgage loans.......................................                      681
  Net change in short-term investments...............................     (3,407)      (11,925)
  Purchases of fixed maturities held to maturity.....................                  (12,858)
  Purchases of fixed maturities available for sale...................    (74,094)      (43,944)
  Purchases of equity securities.....................................    (24,109)      (17,397)
  Net change in other long-term investments..........................       (924)         (356)
  Purchases of property and equipment................................     (1,361)       (2,238)
                                                                       ---------     ---------
          Net cash used in investing activities......................    (11,588)       (4,264)
                                                                       ---------     ---------
Financing Activities:
  Repayment of notes payable.........................................       (375)         (938)
  Dividends paid.....................................................     (3,750)       (3,741)
  Proceeds from exercise of stock options............................        995            54
                                                                       ---------     ---------
          Net cash used in financing activities......................     (3,130)       (4,625)
                                                                       ---------     ---------
Net Increase in Cash.................................................      4,116         9,297
Cash, Beginning of Period............................................      3,988         6,794
                                                                       ---------     ---------
Cash, End of Period..................................................  $   8,104     $  16,091
                                                                       =========     =========

                See notes to consolidated financial statements.

                 GUARANTY NATIONAL CORPORATION AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
                FOR THE SIX AND THREE MONTHS ENDED JUNE 30, 1997

NOTE 1 -- GENERAL

     The accompanying unaudited consolidated financial statements of Guaranty National Corporation and subsidiaries (the "Company") have been prepared in accordance with generally accepted accounting principles applicable to interim reporting and do not include all the information and footnotes required for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the six months ended June 30, 1997 are not necessarily indicative of the results that may be expected for the year ending December 31, 1997.

     These financial statements should be read in conjunction with the financial statements and related notes included in the Company's Annual Report to Shareholders and Form 10-K for the year ended December 31, 1996, for the more complete explanations therein.

     Certain reclassifications have been made to the 1996 financial statements to conform with presentations used in 1997.

NOTE 2 -- EARNINGS PER SHARE

     Earnings per common share has been computed using the weighted average number of shares and equivalent shares outstanding of 15,053,857 and 14,967,244 for the six months ended June 30, 1997 and 1996, and 15,115,009 and 14,972,525 for the three months ended June 30, 1997 and 1996, respectively. The common stock equivalents are stock options which result in a dilutive effect from assumed exercise of the options.

     During the first quarter of 1997, Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings per Share" was issued. This SFAS is effective for financial statements issued for periods ending after December 15, 1997, including interim periods; earlier application is not permitted. The SFAS replaces primary earnings per share with basic earnings per share (computed by dividing income available to common stockholders (the numerator) by the weighted average number of common shares outstanding (the denominator during the period). Adoption of SFAS No. 128 would have had no effect on earnings per share for June 30, 1997 and 1996.

NOTE 3 -- INVESTMENTS

     At June 30, 1997 and December 31, 1996, the estimated aggregate fair value of fixed maturities held to maturity was $75,240,000 and $81,430,000, respectively, the cost of fixed maturities available for sale was $393,793,000 and $382,415,000, respectively, and the cost of equity securities was $78,741,000 and $69,658,000, respectively. At June 30, 1997 and December 31,
1996, the Company had investments in non-investment grade securities with a cost of $57,393,000 and $55,205,000 which are carried at fair values of $58,665,000 and $56,477,000, respectively.

     Realized investment gains (losses), which include gains (losses) on calls and maturities of fixed maturities, for the six and three months ended June 30, 1997 and 1996, and write downs for other-than-temporary investment impairments of approximately $160,000 for the six months ended June 30, 1997, and

                 GUARANTY NATIONAL CORPORATION AND SUBSIDIARIES approximately $434,000 and $300,000 for the six and three months ended June 30, 1996 are as follows (in thousands):

                                                    SIX MONTHS ENDED     THREE MONTHS ENDED
                                                        JUNE 30,              JUNE 30,
                                                          1997                  1997
                                                    ----------------     ------------------
        Fixed maturities available for sale:
        Gains.....................................      $  1,054               $  578
        Losses....................................          (612)                (233)
                                                          ------               ------
                                                             442                  345
                                                          ------               ------
        Equity securities:
        Gains.....................................         5,694                3,369
        Losses....................................        (1,181)                (171)
                                                          ------               ------
                                                           4,513                3,198
                                                          ------               ------
                  Total...........................      $  4,955               $3,543
                                                          ======               ======

                                                    SIX MONTHS ENDED     THREE MONTHS ENDED
                                                        JUNE 30,              JUNE 30,
                                                          1996                  1996
                                                    ----------------     ------------------
        Fixed maturities available for sale:
        Gains.....................................      $    948               $  288
        Losses....................................          (203)                (183)
                                                         -------              -------
                                                             745                  105
                                                         -------              -------
        Equity securities:
        Gains.....................................         4,048                2,242
        Losses....................................        (1,204)                (739)
                                                         -------              -------
                                                           2,844                1,503
                                                         -------              -------
                  Total...........................      $  3,589               $1,608
                                                         =======              =======

NOTE 4 -- REINSURANCE

     In the ordinary course of business, the Company reinsures certain risks, generally on an excess of loss basis with other insurance companies. Such reinsurance arrangements serve to limit the Company's maximum loss per occurrence on individual risks to $400,000, $300,000 on property losses and $600,000 for catastrophe losses. Reinsurance does not discharge the primary liability of the original insurer. Amounts recoverable from reinsurers are recognized and estimated in a manner consistent with the claim liabilities arising from the reinsured policies and incurred but not reported losses.

                 GUARANTY NATIONAL CORPORATION AND SUBSIDIARIES

     Premiums, losses, and loss adjustment expenses, including the effect of reinsurance, are comprised of (in thousands):

                                     SIX MONTHS ENDED JUNE 30,                          THREE MONTHS ENDED JUNE 30,
                          -----------------------------------------------     -----------------------------------------------
                                  1997                      1996                      1997                      1996
                          ---------------------     ---------------------     ---------------------     ---------------------
                          WRITTEN       EARNED      WRITTEN       EARNED      WRITTEN       EARNED      WRITTEN       EARNED
                          --------     --------     --------     --------     --------     --------     --------     --------
Premiums:
Direct..................  $276,113     $265,445     $247,392     $240,242     $140,625     $135,675     $122,190     $121,686
Assumed.................    21,817       19,327       22,990       19,276        9,630        9,465       11,153        9,717
Ceded...................   (19,728)     (21,500)     (26,027)     (25,099)     (10,350)     (10,543)     (12,601)     (12,454)
                          --------     --------     --------     --------     --------     --------     --------     --------
Net.....................  $278,202     $263,272     $244,355     $234,419     $139,905     $134,597     $120,742     $118,949
                          ========     ========     ========     ========     ========     ========     ========     ========
% Assumed to Net........     7.84%                     9.41%                     6.88%                     9.24%
                          ========                  ========                  ========                  ========

                          INCURRED                  INCURRED                  INCURRED                  INCURRED
                          --------                  --------                  --------                  --------
Losses and loss
  adjustment expenses:
Direct..................  $178,214                  $163,275                  $ 93,163                  $ 76,918
Assumed.................    19,368                    20,096                    10,282                    15,934
Ceded...................   (14,456)                  (14,864)                   (9,181)                   (9,190)
                           -------                   -------                   -------                   -------
Net.....................  $183,126                  $168,507                  $ 94,264                  $ 83,662
                           =======                   =======                   =======                   =======

NOTE 5 -- COMMITMENTS AND CONTINGENCIES

     During 1995, the Company acquired Viking Insurance Company of Wisconsin ("Viking") in a business combination accounted for as a purchase. As part of the 1995 Viking acquisition, and based upon Viking's favorable loss development since the acquisition date, the Company estimates that is will pay Talegen Holdings, Inc. ("Seller") an additional purchase price in the maximum amount agreed to in the purchase agreement. This amount, which is approximately $4,333,000 plus interest at 6.28%, will be payable to the Seller as of December 31, 1998. The Company has accrued this amount and the related interest payable in the accompanying consolidated balance sheet.

     As discussed in the Company's report on Schedule 14D-9, filed with the Securities and Exchange Commission on May 22, 1996, as amended on June 1, 1996, June 7, 1996 and June 19, 1996, three separate complaints naming the Company and one or more of its directors, and Orion Capital Corporation ("Orion"), as defendants were filed on behalf of the Company's shareholders, alleging that the Orion tender offer was unfair and inadequate. On July 2, 1996, counsel for Orion and the Company signed a Memorandum of Understanding resulting in the settlement and dismissal of the three cases in June 1997, based on the revisions which the Purchasers had made in the terms of the Offer to Purchase. In the judgment of the Company's management, the costs incurred to defend and settle these complaints did not have a materially adverse effect on the results of the Company's operations. The settlement costs have been accrued in the Company's consolidated financial statements as of June 30, 1997.

     In addition to the three complaints described above, the Company is subject to litigation in the normal course of operating its insurance business. The Company is not engaged in any such litigation which it believes would have a material adverse impact on its financial condition or results of operations, taking into account the reserves established therefore and giving effect to insurance.

NOTE 6 -- ACCOUNTING STANDARDS NOT YET ADOPTED

     In June 1997 the Financial Accounting Standards Board ("FASB") issued SFAS No. 130, "Reporting Comprehensive Income", which requires that changes in comprehensive income be shown in a financial statement that is displayed with the same prominence as other financial statements. This statement is effective

                 GUARANTY NATIONAL CORPORATION AND SUBSIDIARIES for periods beginning after December 15, 1997. Management is currently evaluating the effects of this change on the Company's financial statements.

     Additionally, in June 1997 the FASB issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information", which changes the way public companies report information about segments. This statement is effective for periods beginning after December 15, 1997. Management is currently evaluating the effects of this change on the Company's financial statements.